Exhibit 10.4

May 3, 2011

Wayne Slomsky

29 Vista Del Valle

Aliso Viejo, CA 92656

Email: wslom@cox.net

Dear Wayne,

I am pleased to offer you the position of Chief Accounting Officer for DDi Global Corp, (“DDi” or the “Company”). In this position you will report to me, however, the Company may change your job duties, reporting structure and other employment terms at its discretion. Your office will be at the Company’s Anaheim, California location.

Your compensation for this position will be as follows:

Salary:	Your annual base salary will be $200,000 subject to withholding tax and other deductions, paid in accordance with the Company’s standard payroll practices. The Company offers automatic deposit for those employees who are interested.

Bonus:	In addition to your base salary, you will be eligible to earn a performance based bonus equal to 25% of your annual base salary. Such bonus is paid annually and will be prorated based upon your performance as well as the number of days you worked and were employed by the Company within the year. We will define the performance metrics of the bonus calculation at first opportunity upon the commencement of your employment.

Equity:	Subject to approval of the Compensation Committee of the Board of Directors, you will be awarded options in common stock of DDi Corp. commensurate with your position and level of responsibility.

Severance:	You will be eligible to receive severance payments equal to six months’ base pay if, as a result of (a) Change of Control, your employment is terminated or the successor to DDi Corp. following a Change of Control fails to offer you a position having responsibilities, compensation and benefits substantially similar to those enjoyed by you immediately preceding the Change of Control. As used in this letter, “Change of Control” means (a) the acquisition by a third party of securities representing fifty percent (50%) or more the voting power of the voting securities of DDi Corp.; (b) DDi Corp. consummates a merger or consolidation, or series of related transactions, with a person other than an affiliate of DDi Corp., which results in the holders of voting securities of DDi Corp. outstanding immediately before such merger or consolidation failing to continue to represent more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation; or (c) all or substantially all of the assets of DDi Corp. are, in any transaction or series of transactions, sold or otherwise disposed of, other than to an affiliate of DDi Corp. The severance payments will be payable in installments over the six-month period following the date of termination through the ordinary payroll process. In order to receive severance payments, you will be required to execute a release in a form that is provided by the Company. Nothing in this paragraph shall be construed to deny you compensation that you would otherwise be entitled to receive in the absence of this letter.

As a member of the DDi team, you will also be eligible to participate in the comprehensive benefit plans offered by the Company for its employees at a similar level. These benefits currently include health, dental, and life insurance at an additional cost for the term of your employment. You will become eligible for these benefits on the first day of the calendar month following your start date. Subject to any applicable eligibility requirements, you may also participate in the Company’s 401(K) plan. Vacation is accrued by pay period at a rate equal to 3 weeks per year. Information about these and other benefits will be discussed with you at your orientation. The Company will reimburse you for reasonable expenses incurred to maintain your status as a Certified Treasury Professional.

As an employee of DDi you will be expected to abide by the Company rules and regulations. You will be required to sign and comply with the Employee Confidentiality and Invention Agreement, which requires, among other things, assignment of patent rights to any invention made during your employment with DDi and nondisclosure of proprietary information. In order to ensure that the rights of your former employers are not violated, you agree that you will not bring with you to DDi or use at DDi any of your former employers’ trade secrets or proprietary information or property (including, databases and customer lists). Further, you agree that, in accepting a position and working at DDi, you will not be violating any non-competition agreement or other contractual restriction on your employment from a prior employer. Also, you agree that during the period of your employment with DDi, you will not, without the express written consent of DDi, engage in any employment or business activity other than for DDi.

This offer is contingent upon our verification of your business and personal references and the completion of a background check to be performed by a third party, the results of which must be satisfactory to the Company in its sole discretion. This offer is also subject to your submission of an I-9 form and the satisfactory documentation regarding your identification and right to work in the United States. The I-9 form should be completed no later than three days after you begin employment.

As is customary with DDi employees and with employees of most other companies, you will not have an employment agreement with DDi. Rather, either you or DDi may terminate your employment at any time and for any reason whatsoever with or without notice. We do request that in the event of a resignation, you give the Company at least two weeks notice. Your employment will be “at will”. This letter constitutes the entire agreement between DDi and you with respect to the terms of your offer of employment, supersede all prior written and oral communication with you on the subject, and can only be modified by written agreement signed and delivered by both you and me.

We look forward to having you join the DDi team. We believe that the Company will offer you a challenging opportunity that will undoubtedly utilize your expertise and experience. Please review this document and contact me if you have any questions. If this offer meets with your approval, please indicate your acceptance by signing below and returning an executed original to me at your earliest convenience.

Sincerely,

/s/ J. MICHAEL DODSON

J. Michael Dodson

SVP of Finance and CFO

DDi Global Corp

1220 Simon Circle — Anaheim, CA 92806

Acceptance:

I hereby accept the terms of my employment with DDi as set forth above, acknowledge that my employment with DDi is “at will”, and understand that these terms cannot be altered other than by an express writing signed by the Director of Human Resources of DDi, except for the “at will” status of my employment, which cannot be altered other than by a writing signed by the President of DDi:

/S/ WAYNE SLOMSKY	5/3/2011	5/23/2011

Wayne Slomsky	Date	Start Date